Exhibit 4.2

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                         SUBSEQUENT TRANSFER INSTRUMENT

         Pursuant to this Subsequent Transfer Instrument, dated May 11, 2001 (the "Instrument"), between Financial Asset Securities Corporation as seller (the "Depositor"), and The Bank of New York as trustee (the "Trustee") of the New South Home Equity Trust 2001-1 Asset-Backed Certificates, Series 2001-1, as purchaser, and pursuant to the Pooling and Servicing Agreement, dated as of March 1, 2001 (the "Pooling and Servicing Agreement"), among the Depositor as depositor, New South Federal Savings Bank as master servicer (the "Master Servicer") and the Trustee as trustee, the Depositor and the Trustee agree to the sale by the Depositor and the purchase by the Trustee in trust, on behalf of the Trust, of the Loans listed on the attached Schedule of Loans (the "Subsequent Loans").

         Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Pooling and Servicing Agreement.

                  Section 1.        CONVEYANCE OF SUBSEQUENT LOANS.

                  (a) The Depositor does hereby sell, transfer, assign, set over and convey to the Trustee in trust, on behalf of the Trust, without recourse, all of its right, title and interest in and to the Subsequent Loans, and including all amounts due on the Subsequent Loans after the related Subsequent Cut-off Date, and all items with respect to the Subsequent Loans to be delivered pursuant to Section 2.01 of the Pooling and Servicing Agreement; provided, however that the Depositor reserves and retains all right, title and interest in and to amounts due on the Subsequent Loans on or prior to the related Subsequent Cut-off Date. The Depositor, contemporaneously with the delivery of this Agreement, has delivered or caused to be delivered to the Trustee each item set forth in Section 2.01 of the Pooling and Servicing Agreement. The transfer to the Trustee by the Depositor of the Subsequent Loans identified on the Loan Schedule shall be absolute and is intended by the Depositor, the Master Servicer, the Trustee and the Certificateholders to constitute and to be treated as a sale by the Depositor to the Trust Fund.

                  (b) The Depositor, concurrently with the execution and delivery hereof, does hereby transfer, assign, set over and otherwise convey to the Trustee without recourse for the benefit of the Certificateholders all the right, title and interest of the Depositor, in, to and under the Subsequent Loan Purchase Agreement, dated May 11, 2001 (the "Purchase Agreement"), between New South Federal Savings Bank and the Depositor, to the extent of the Subsequent Loans.

                  (c) Additional terms of the sale are set forth on Attachment A hereto.

                  Section 2.        REPRESENTATIONS AND WARRANTIES; CONDITIONS
                                    PRECEDENT.

                  (a) The Depositor hereby confirms that each of the conditions precedent and the representations and warranties set forth in Section 2.10 of the Pooling and Servicing Agreement are satisfied as of the date hereof.


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                  (b) All terms and conditions of the Pooling and Servicing
Agreement are hereby ratified and confirmed; provided, however, that in the event of any conflict, the provisions of this Instrument shall control over the conflicting provisions of the Pooling and Servicing Agreement.

                  Section 3.        RECORDATION OF INSTRUMENT.

                  To the extent permitted by applicable law, this Instrument, or a memorandum thereof if permitted under applicable law, is subject to recordation in all appropriate public offices for real property records in all of the counties or other comparable jurisdictions in which any or all of the Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Master Servicer at the Certificateholders' expense on direction of the related Certificateholders, but only when accompanied by an Opinion of Counsel to the effect that such recordation materially and beneficially affects the interests of the Certificateholders or is necessary for the administration or servicing of the Loans.

                  Section 4.        GOVERNING LAW.

                  This Instrument shall be construed in accordance with the laws of the State of New York and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws, without giving effect to principles of conflicts of law.

                  Section 5.        COUNTERPARTS.

                  This Instrument may be executed in one or more counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed to be an original; such counterparts, together, shall constitute one and the same instrument.

                  Section 6.        SUCCESSORS AND ASSIGNS.

                  This Instrument shall inure to the benefit of and be binding upon the Depositor and the Trustee and their respective successors and assigns.





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                           FINANCIAL ASSET SECURITIES
                            CORPORATION

                           By:      /s/ Frank Skibo
                                   ------------------------------
                           Name:    Frank Skibo
                           Title:   Senior Vice President



                           THE BANK OF NEW YORK,
                           as Trustee for    New South Home Equity Trust 2001-1,
                           Asset-Backed Certificates, Series 2001-1


                           By:      /s/ Patricia O-Neill-Manella
                                   ------------------------------
                           Name:    Patricia O-Neill-Manella
                           Title:   Assistant Treasurer



Attachments

A.       Additional terms of sale.
B.       Schedule of Subsequent Loans.



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                                  ATTACHMENT A

                            ADDITIONAL TERMS OF SALE

         A.       General

                  1.       Subsequent Cut-off Date: April 30, 2001
                  2.       Subsequent Transfer Date: May 11, 2001
                  3. Aggregate Principal Balance of the Subsequent Loans as of the Subsequent Cut-off Date: $24,903,271.09
                  4.       Purchase Price:  100.00%

         B. With respect to any conveyance of Subsequent Loans to the Trust, as of the applicable Subsequent Transfer Date, each such Subsequent Group I Loan will satisfy the following criteria: (i) such Loan may not be 30 or more days delinquent as of the related Subsequent Cut-off Date; (ii) the original term to stated maturity of such Loan will not be less than 100 months and will not exceed 360 months as of the related Subsequent Cut-off Date; (iii) such Loan may not provide for negative amortization; (iv) such Loan will not have a Loan-to-Value Ratio at origination greater than 100%; (v) such Loan shall have a fixed Loan Rate that is not less than 6.200% or greater than 17.000%; (vi) such Loan shall have been serviced by the Seller since origination or the date of purchase by the Seller; (vii) such Loan must have a first Due Date occurring in or before June 2001; (viii) such Loan must have an original principal balance which conforms to Fannie Mae and Freddie Mac guidelines and (ix) such Loan shall have been underwritten in accordance with the criteria set forth under "New South Federal Savings Bank--Underwriting Standards" in the Prospectus Supplement.

         In addition, with respect to any conveyance of Subsequent Loans to the Trust, following the purchase of any Subsequent Group I Loans by the Trust, the Group I Loans (including the Subsequent Group I Loans) will as of the Subsequent Cut-off Date: (i) have a weighted average original term to stated maturity of not more than 360 months; (ii) have a weighted average Loan Rate of not less than 10.250% and not more than 12.000%; (iii) have a weighted average Loan-to-Value Ratio at origination of the Mortgage Loans in Loan Group I of not more than 80.00% and of the Manufactured Home Loans in Loan Group I of not more than 89.00%; (iv) have no Loan with an unpaid principal balance in excess of $275,000; (v) have a weighted average term since origination not in excess of 60 months; (vi) have no more than 12.00% Manufactured Home Loans by aggregate principal balance of the Group I Loans as of the Subsequent Cut-off Date; (vii) have no more than 8.00% second lien Loans by aggregate principal balance of the Group I Loans as of the Subsequent Cut-off Date; (ix) have no more than 70.00% of the Group I Loans, by aggregate principal balance of the Group I Loans as of the Subsequent Cut-off Date, with a refinance loan purpose; (x) have no more than 34.00% of the Properties relating to the Group I Loans, by aggregate principal balance of the Group I Loans as of the Subsequent Cut-off Date, in any single state and (xi) have a weighted average Credit Score (as defined in the Prospectus Supplement) at origination of not less than 620.

         In the sole discretion of the Certificate Insurer, Subsequent Group I Loans with characteristics varying from those set forth above may be purchased by the Trust; provided, however that the addition of such Loans will not, in the judgment of the Depositor, such judgement to be evidenced


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in writing and provided to the Trustee, materially affect the aggregate characteristics of the Group I Loans.


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                                  ATTACHMENT B

                          SCHEDULE OF SUBSEQUENT LOANS

                                [FILED BY PAPER]